EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Partners, L.P. on Forms S-8 (File No. 333-125566, effective June 6, 2005; File No. 333-166054, effective April 13, 2010), Form S-3 (File No. 333-170735, effective November 19, 2010) and Form S-4 (File No. 333-178454, effective January 13, 2012).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 24, 2012